EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:
Steve Blow (Eisbrenner Public Relations)
+1.248.554.3515
+1.248.303.1067 (mobile)

Motors Liquidation Company Expected to Distribute more than 75% of the Stock and
Warrants that it owns in General Motors Company on or about April 21

~ Resolved claims number climbs to 97% ~

DETROIT (April 14, 2011) –Motors Liquidation Company (f/k/a General Motors Corporation) (“MLC”) today announced that on or about April 21, 2011, it expects to distribute more than 75 percent of the shares of common stock and warrants that MLC currently owns in General Motors Company (“General Motors”) to MLC’s unsecured creditors as part of MLC’s Second Amended Joint Chapter 11 Plan (“Plan”).  As previously reported, the Plan became effective on March 31, 2011.  MLC today also confirmed it has successfully negotiated the resolution of at least 97 percent, or $284 billion, of the $294 billion in claims that were filed against MLC and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) since they filed for bankruptcy in 2009.

The shares and warrants will be distributed to unsecured creditors whose claims have been allowed by the bankruptcy court.  For every $1,000 of allowed claims, these unsecured creditors will receive 3.802187 shares, 3.456534 warrants to acquire shares at $10 per share and 3.456534 warrants to acquire shares at $18.33 per share.

With respect to holders of MLC notes, bonds and debentures, the distribution ratio is reflective of the number of shares and warrants distributable per $1,000 of allowed claims, not per $1,000 of face value of such notes, bonds and debentures.  As such, the distribution ratios to individual bondholders may vary.  Bondholder allocations will be posted on the MLC (www.motorsliquidation.com) and the Motors Liquidation Company GUC Trust (the “GUC Trust”) (www.mlcguctrust.com) Websites as soon as practicable prior to the distribution. For more information, creditors should visit www.motorsliquidation.com or www.mlcguctrust.com, or call 1-800-414-9603.

“Today’s news marks yet another historic milestone in a case that’s already destined for the history books,” said Al Koch, CEO of MLC and vice chairman of AlixPartners LLP, the turnaround consulting firm that began its work with General Motors in December 2008.  “Distributing 75 percent of the securities this quickly is truly a remarkable accomplishment, something that many thought could never be done this fast.  Also remarkable is being able to confirm that at least 97 percent of claims in this case have been resolved.”

MLC’s Chapter 11 case is one of the largest and most complex bankruptcy cases in U.S. history, and includes the implementation of a unique trust structure that will continue environmental remediation, claims resolution and stock distribution to unsecured creditors.

The Plan created four trusts.  The GUC Trust is responsible for resolving the outstanding claims of the unsecured creditors of the Debtors and distributing a portion of the shares and warrants owned by MLC to those unsecured creditors whose claims are allowed.  MLC currently owns 10 percent of the total issued and outstanding shares, plus warrants that are exercisable for a further 15 percent of the shares on a fully diluted basis.  MLC’s interest includes 150 million shares, warrants to acquire 136.4 million shares at $10.00 per share, and warrants to acquire 136.4 million shares at $18.33 per share.

While the Plan provides that transferrable units of the GUC Trust may be issued together with the distribution of the shares and the warrants, the conditions required for the issuance of such units were not met, and therefore, the GUC Trust administrator will not issue transferrable GUC Trust units. Holders of allowed general unsecured claims, however, will retain the contingent right to receive, on a pro rata basis, additional shares and warrants if and to the extent that such shares and warrants are not required for the satisfaction of disputed general unsecured claims which are subsequently allowed.

In order to successfully negotiate the resolution of at least 97 percent of the $294 billion in claims that were filed against the Debtors, MLC leveraged unique technological solutions provided by AlixPartners in order to manage the treatment of more than 750,000 contracts and the analysis of more than 70,000 claims. This Web-enabled process considerably enhanced the efficiency and effectiveness of the undertaking.  This was combined with extensive and collaborative negotiations for claims at numerous federal and state EPA Superfund sites.

Additionally, the Environmental Response Trust (“ERT”), crafted by MLC in conjunction with federal, state and local regulators, provides $536 million (subject to certain adjustments) for the continuing environmental remediation of remaining properties, for as long as 100 years in some cases. The ERT’s assets will consist of cash, remaining unsold real properties and the equipment that is located at those properties.

MLC anticipates that the majority of the environmental remediation contemplated in the ERT should be completed or well underway within five years, and that the ERT will have adequate funding to bring facilities to regulatory closure.

A third trust will handle both present and future asbestos-related claims against the Debtors, while a fourth trust will deal with certain litigation-related claims.

“Taken in its totality, this case has been like no other before it and perhaps like no other to come,” said Ted Stenger, executive vice president of MLC and managing director of AlixPartners.  “An American icon was saved, a possible environmental nightmare of discarded properties was successfully dealt with and now creditors are receiving a substantial initial distribution of General Motors securities.”

International law firm Weil, Gotshal & Manges has represented MLC in this entire case, including claims management and environmental issues.  “This case has required highly complex and in many cases historic legal solutions as well,” said Koch, “and the Weil team delivered them again and again.”

About MLC
On June 1, 2009, General Motors Corporation and certain subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. An order was entered approving the sale of substantially all of the company’s operating assets to a new and independent company under Section 363 of the Bankruptcy Code and the sale closed on July 10, 2009.  On that date, General Motors Corporation changed its name to Motors Liquidation Company.

For court documents, a list of scheduled hearings, and other information related to Motors Liquidation Company’s bankruptcy proceedings, please visit http://www.motorsliquidationdocket.com/.
###

3